Press Release

Contact:
Barbara M. Conley
Senior Vice President and General Counsel
First Business Financial Services, Inc.
608-232-5902
bconley@firstbusiness.com

First Business Financial Services
Surpasses $1 Billion in Assets and Announces Dividend

•	Year-end 2008 assets grew to over $1 Billion

•	Declares quarterly cash dividend on its common stock of $0.07 per share

•	2008 net income of $3.1 million

•	2008 diluted earnings per share of $1.28

•	Loans increased 8.9% and deposits 8.1%, for the year ended December 31, 2008

MADISON, WI – March 17, 2009 – First Business Financial Services, Inc. (NASDAQ: FBIZ) announced the Corporation’s total assets reached $1.011 billion at December 31, 2008, an increase of $92.3 million, or 10%, from December 31, 2007. Chief Executive Officer, Corey Chambas, commented, “This is a significant milestone for First Business Financial Services, Inc., and one that we set out to reach back in 2005 when we became a public company. We are one of only a few Wisconsin banking companies to exceed this benchmark, and we have done so exclusively through organic growth in only 18 years.”

First Business Financial Services, Inc. reported net income for the year ended December 31, 2008 of $3.1 million which is slightly lower than income of $3.3 million of the previous year. “In these challenging economic times, First Business Financial Services, Inc. is proud to be a bank which remains profitable, is growing and is strong enough to pay a consistent dividend,” stated Corey Chambas, CEO of First Business Financial Services, Inc.

A complete copy of the Corporation's Annual Report on Form 10-K for the period ending December 31, 2008 and all other reports filed by the Corporation with the SEC may be accessed through the Corporation's website, www.firstbusiness.com.

The Corporation’s board of directors has declared a quarterly cash dividend on its common stock of $0.07 per share resulting in an annualized dividend of $0.28 per share. The cash dividend is payable on April 15, 2009 to shareholders of record at the close of business on April 1, 2009.

About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. Its companies include: First Business Bank – Madison; First Business Bank – Milwaukee; First Business Bank – Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call 608-238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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